Exhibit 10.1

[Personal letterhead]

March 1, 2011

Mr. David Goode
Chairman, Personnel & Compensation
Committee of the Board of Directors
Delta Air Lines, Inc.
World Headquarters
Atlanta, GA 30320

Dear David:

The P&C Committee previously eliminated from the Officer and Director Severance Plan and all awards granted since October 20, 2009 clauses providing for payment of excise tax and related gross-up provisions imposed by Section 4999 of the Internal Revenue Code.

As you know, I do not have an employment agreement; however, I would like to waive all such provisions in my Award Agreement for the long term incentive awards I received in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008. I realize, that by taking this action, I am voluntarily giving up any protection from excise taxes I currently have in the event of a change in control. I also understand and agree that by so doing, I have not triggered the “Good Reason” clause in any Plan or Award Agreement.

Sincerely,

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.